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                                                                     EXHIBIT 5.2

                                          July 11, 1997

Heartport, Inc.
200 Chesapeake Drive
Redwood City, CA 94063

Ladies and Gentlemen:

    We have acted as counsel to Heartport, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of (i) $86,250,000 aggregate principal amount of the Company's 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") and (ii) 2,978,452 shares of common stock, $.001 par value per share (the "Common Stock"), of the Company which may be issued upon the conversion thereof, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price. The Notes have been issued under an Indenture dated as of April 15, 1997 (the "Indenture") between the Company and The Bank of New York, as trustee.

    It is our opinion that the Common Stock issuable upon conversion of the Notes has been duly and validly reserved for issuance and, when and if issued upon such conversion in the manner described in the Registration Statement and in accordance with the terms of the Notes and the Indenture, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus containing a part thereof, and in any amendment or supplement thereto.

                                          Very truly yours,
                                          GUNDERSON DETTMER STOUGH
                                          VILLENEUVE FRANKLIN & HACHIGIAN, LLP